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                                                                     Exhibit 5.1


                      [HOGAN & HARTSON L.L.P. LETTERHEAD]


                                 August 9, 1999


Board of Directors
McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, P.O. Box 3177
Cedar Rapids, IA 52406-3177

Ladies and Gentlemen:

          We are acting as special counsel to McLeodUSA Incorporated, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (File No. 333-82851) (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $1,750,000,000 in aggregate amount of one or more classes or series of the Company's securities, which securities may be offered and sold by the Company from time to time as set forth in a prospectus and one or more supplements thereto, all of which form a part of the Registration Statement.

          This opinion letter is rendered in connection with the proposed public offering of up to 1,150,000 shares (the "Shares") of the Company's 6.75% Series A cumulative convertible preferred stock, par value $.01 (the "Series A Preferred Stock"), as described in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.   An executed copy of the Registration Statement.

          2. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on May 13, 1999 (the "Amended and Restated Certificate"), the Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on

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               May 13, 1999 (the "Certificate of Amendment"), the Certificate of
               Change of Registered Agent and Registered Office of the Company, as certified by the Secretary of State of the State of Delaware on May 13, 1999 (together with the Amended and Restated Certificate and the Certificate of Amendment, the "Certificate of Incorporation") as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect).

          3. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the "Bylaws").

          4. The Certificate of Designation relating to the Series A Preferred Stock (the "Certificate of Designation") as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          6. The Underwriting Agreement among the Company and Salomon Smith Barney Inc., Goldman, Sachs & Co., and Morgan Stanley & Co. Incorporated dated August 6, 1999.

          7. Resolutions of the Board of Directors of the Company adopted by unanimous written consent on August 3, 1999, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

          8. Resolutions of the Pricing Committee of the Board of Directors of the Company adopted by unanimous written consent on August 6, 1999, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.


          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on Delaware corporate law. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

          Based upon, subject to and limited by the foregoing, we are of the opinion that following (i)

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filing of the Certificate of Designation with the Secretary of State of the
State of Delaware and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company and the Underwriting Agreement, the Shares will be validly issued, fully paid, and nonassessable.

          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.



                                    Very truly yours,

                                    /s/ HOGAN & HARTSON L.L.P.

                                    HOGAN & HARTSON L.L.P.